Exhibit 4.2

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

GOOD TECHNOLOGY CORPORATION

FEBRUARY 22, 2014

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 22nd day of February, 2014, by and among Good Technology Corporation, a Delaware corporation (the “Company”) and the investors listed on Schedule A hereto (the “Investors”).

RECITALS

WHEREAS, certain existing Investors (the “Existing Investors”) hold shares of the Company’s capital stock and possess registration rights, information rights, rights of first offer, and other rights pursuant to the Amended and Restated Investors’ Rights Agreement dated as of April 15, 2013, among the Company and such Existing Investors, as amended (the “Prior Agreement”);

WHEREAS, the undersigned Existing Investors are, collectively, holders of at least a majority of the outstanding shares of capital stock that constituted “Registrable Securities” under the Prior Agreement, and, along with the Company, desire to amend and restate the Prior Agreement pursuant to the terms of Section 3.7 thereunder and to agree to forego the registration rights, information rights, rights of first offer and other rights that the Existing Investors currently hold, and agree to be bound by the rights and obligations provided herein;

WHEREAS, the Company and certain Investors are parties to that certain Agreement and Plan of Reorganization, by and between the Company, BoxTone, Inc. (“BoxTone”) and certain other parties thereto, of even date herewith (the “Merger Agreement”), pursuant to which such Investors have agreed to receive shares of the Company’s Common Stock and/or the Company’s Series C-2 Preferred Stock (the “Series C-2 Preferred Stock”) as consideration for the transactions contemplated by the Merger Agreement; and

WHEREAS, to induce BoxTone to enter into the Merger Agreement and to add certain former BoxTone stockholders as parties to this Agreement, the Existing Investors and the Company desire to amend and restate the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree that the Prior Agreement shall be superseded, amended and restated and shall read in its entirety as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Affiliate” means, with respect to any stockholder, a partner, retired partner, member, or retired member of such stockholder (including spouses, ancestors, lineal descendants and siblings of such persons who acquire Registrable Securities by gift, will or intestate succession) and any corporation, partnership, limited liability company or other legal entity that controls, is controlled by, or is under common control with such stockholder.

(c) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(e) The term “Liquidation Event” shall have the same meaning as set forth in the Restated Certificate (as defined below).

(f) The term “Major Holder” shall mean (i) any Holder of Series B-1 Preferred Stock, Series B-2 Preferred Stock or Series B-3 Preferred Stock who, together with such Holder’s Affiliates, holds not less than 5,000,000 shares of Registrable Securities (adjusted to reflect stock splits, stock dividends, combinations, consolidations, recapitalizations and the like), (ii) until less than 1,827,040 shares of Series C-1 Preferred Stock (adjusted to reflect stock splits, stock dividends, combinations, consolidations, recapitalizations and the like) remain outstanding, any Holder of Series C-1 Preferred Stock and (iii) until less than 1,827,040 shares of Series C-2 Preferred Stock (adjusted to reflect stock splits, stock dividends, combinations, consolidations, recapitalizations and the like) remain outstanding, any Holder of Series C-2 Preferred Stock.

(g) The term “Information Rights Holder” shall mean (i) any Investor who, together with such Investor’s Affiliates, owns or has the right to acquire at least 1,827,040 shares of Series C-1 Preferred Stock (adjusted to reflect stock splits, stock dividends, combinations, consolidations, recapitalizations and the like), (ii) any Investor who, together with such Investor’s Affiliates, owns or has the right to acquire at least 3,000,000 shares of Series C-2 Preferred Stock (adjusted to reflect stock splits, stock dividends, combinations, consolidations, recapitalizations and the like) or (iii) any Existing Investor who, together with such Existing Investor’s Affiliates, holds not less than 1,000,000 shares of Registrable Securities (adjusted to reflect stock splits, stock dividends, combinations, consolidations, recapitalizations and the like).

(h) The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) The term “Qualified Public Offering” shall mean a firmly underwritten, initial public offering of shares of the Common Stock of the Company; provided, however, that (i) the gross proceeds of such offering are at least $50,000,000 and (ii) the Common Stock of the Company is listed on a nationally recognized exchange.

(j) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Company’s Preferred Stock held by Holders and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned; provided, however, that Registrable Securities shall not include any shares of Common Stock for which registration rights have terminated pursuant to Section 1.14 of this Agreement or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(l) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(m) The term “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on or about the date hereof.

(n) The term “SEC” shall mean the Securities and Exchange Commission.

(o) The term “SEC Rule 145” shall mean Rule 145 promulgated by the SEC under the Act.

1.2 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.6, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.5 hereof.

1.3 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement continuously effective for a period equal to the lesser of one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided, further, that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (H) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Immediately notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the registration statement, the prospectus included in such registration statement, or any document incorporated or deemed to be incorporated therein by reference includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the written request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a post-effective amendment to the registration statement or a supplement to the prospectus or any document incorporated or deemed incorporated therein by reference so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such registration statement or prospectus will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(j) Make available for inspection by each Holder, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Holder or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder.

(k) Comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Act and Rule 158 thereunder.

(l) Use its best efforts to keep a Holder’s counsel advised as to the initiation and progress of any registration under this Section 1, upon the reasonable request in writing by any such Holder’s counsel.

1.4 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required by the Act to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.10 or Section 1.13 if, due to the operation of subsection 1.4(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.10 or Section 1.13, as applicable.

1.5 Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.2, Section 1.10 and Section 1.13 for each Holder (which rights may be assigned as provided in Section 1.11), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, and the fees and disbursements of counsel for the Company and one counsel for the selling Holders selected by them in an amount not to exceed $20,000, but excluding underwriting discounts and commissions relating to Registrable Securities. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.10 or Section 1.13 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based on the number of Registrable Securities that were to be included in the withdrawn registration), provided, however that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.10 or Section 1.13 and shall not be deemed to have requested a registration.

1.6 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then, with respect to a registration under Section 1.2, only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such registration under Section 1.2 exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering. The Company shall so advise all Holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be reduced, as follows: (i) first, shares requested to be included by stockholders that do not have registration rights, (ii) second, shares requested to be included by the Holders of Series B-1 Preferred Stock, Series B-2 Preferred Stock or Series B-3 Preferred Stock, and (iii) third, the Registrable Securities. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below thirty-three percent (33%) of the total value of securities included in such registration, unless such offering is the initial public offering of the Company’s securities, such registration does not include shares of any other selling stockholders and the underwriters make the determination described above, in which event any or all of the Registrable Securities of the Holders may be excluded.

1.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of such Holder’s officers, directors, stockholders and partners, such Holder’s legal counsel and accountants, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any expenses, losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law or any rule or regulation promulgated under the Act, insofar as such expenses, losses; claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto and any document incorporated or deemed incorporated therein by reference, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law or common law or (iv) a breach of the representations in the underwriting agreement; and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person any legal or other expenses reasonably incurred by them in connection with investigating or defending or settling any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any expenses, losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law or any rule or regulation promulgated under the Act, insofar as such losses, expenses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.8(b), in connection with investigating or defending or settling any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holders, (which consent shall not be unreasonably withheld); provided, that, in no event shall any indemnity under this subsection 1.8(b), when combined with any amounts paid to such Holder pursuant to Section 1.8(d), exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.8 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 1.8(d), when combined with any amounts paid by such Holder pursuant to Section 1.8(b), exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference, among other things, to whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, as between the Company and the Holders the provisions in this Agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.9 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any subsequently adopted rule, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company or after the Company becomes subject to the reporting requirements of the 1934 Act), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.10 Form S-3 Registration. In case the Company shall receive from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company, subject, however, to the limitations set forth in Section 1.13(b) if the offering involves an underwriting (which provisions of Section 1.13(b) shall apply to offerings under this Section 1.10); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.10: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $3,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors of the Company (the “Board”) stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.10; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.10; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already qualified to do business and subject to service of process in such jurisdiction and except as may be required under the Act.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(d) Any registrations effected pursuant to this Section 1.10 shall not be counted as a registration effected pursuant to Section 1.13.

(e) A registration shall not constitute a registration on Form S-3 until it has become effective and remains continuously effective for the period of the distribution contemplated thereby (determined as provided in Section 1.3 hereof); provided, however, that a registration shall not constitute a registration on Form S-3 if (x) after such registration has become effective, such registration of the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Holders initiating the registration hereunder and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure by the Holders initiating the registrations hereunder.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 below; (c) that such transferee or assignee (i) is an Affiliate, (ii) is a family member or trust for the benefit of any individual holder, or (iii) acquires at least 1,000,000 shares (adjusted to reflect stock splits, stock dividends, combinations, consolidations, recapitalizations and the like) of Registrable Securities (provided that such number threshold may be reduced in any particular instance with the written consent of the Company); and (d) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of Affiliates shall be aggregated together.

1.12 “Market Stand-Off” Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and the managing underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the undersigned or are hereafter acquired), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (other than to donees who agree to be similarly bound) except Common Stock included in such registration; provided, however, that:

(a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

(b) all executive officers and directors of the Company and holders of at least one percent (1%) of the Company’s securities enter into similar agreements;

(c) such market stand-off time period shall (i) not exceed 180 days, (ii) not apply to any securities acquired in a subject offering, and (iii) not apply to any securities acquired in the open market following such offering; and

(d) no executive officer, director, holder of at least one percent (1%) of the Company’s securities or holder of Preferred Stock may be released from any obligation under the provisions of this Section 1.12 or any similar agreement between such person and the Company and/or an underwriter unless all holders of Preferred Stock are also released with respect to such shares on a pro rata basis based on the number of shares of Preferred stock held by such holder.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

1.13 Request for Registration.

(a) Subject to the conditions of this Section 1.13, if the Company shall receive at any time after the earlier of (i) October 15, 2014 or (ii) six (6) months after the effective date of a Qualified Public Offering, a written request from the holders of twenty percent (20%) or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $15,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.13, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.13(a); provided, however, that, simultaneously with the filing of such Registration Statement, the Initiating Holders must vote to convert all of the issued and outstanding shares of Preferred Stock of the Company to Common Stock (or, in the alternative, must elect to convert such Initiating Holder’s shares to Common Stock), as provided in the Restated Certificate (provided that any such election may be contingent on and subject to the closing of any such offering).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.13 and the Company shall include such information in the written notice referred to in Section 1.13(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.13, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.13:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after the Company has initiated two such registrations pursuant to this Section 1.13, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date forty-five (45) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.2 hereof, provided that the Company delivers a certificate signed by the Company’s Chief Executive Officer within thirty (30) days of the written request for registration stating the same and the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv) if the Company has already effected a registration under this Section 1.13 within the previous twelve (12) months; or

(v) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.10 hereof; or

(vi) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.13, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2, Section 1.10 and Section 1.13 shall terminate upon the earlier of (a) five (5) years following the consummation of the first firmly underwritten public offering of shares of Common Stock of the Company registered under the Act pursuant to a registration statement on Form S-1, (b) consummation of a Liquidation Event, or (c) as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act, provided that the Company give the Holder fifteen (15) days written notice of such termination of rights.

1.15 Limitations on Subsequent Registration Rights.

(a) From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would (i) allow such holder or prospective holder (A) to include any of the Company’s securities in any registration filed under Section 1.13 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its or his securities will not reduce the amount of Registrable Securities of the Holders which is included in the registration or (B) to make a demand registration which could result in a registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.13(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.13; or (ii) give such holder or prospective holder any “piggyback” registration rights superior to those provided to the holders by Section 1.2 of this Agreement.

(b) From and after the date of the date of this Agreement, no future registration rights may be granted without the consent of a majority of the Holders, unless such rights are subordinate to those of the Holders.

(c) Notwithstanding subsections (a) and (b) above, if, after the date hereof, (1) a majority of the Board approves the grant of registration rights substantially identical to the registration rights contained in this Section 1 to a person (a “Future Party”) in connection with Common Stock (or stock or other securities convertible into or exercisable for, either directly or indirectly, Common Stock) then held or issuable to such Future Party and (2) the Company receives the written consent of the Holders of a majority of the Registrable Securities approving the grant of registration rights to such Future Party, then such Future Party shall become a party hereto and shall be included within the definition of “Holder” hereof, and the Common Stock issued or issuable, directly or indirectly, to such party shall, to the extent and amounts approved, be included within the definition of “Registrable Securities” upon the execution of a counterpart signature page hereto by such Future Party.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. Except as provided in Section 2.1(f), the Company shall deliver to each Information Rights Holder:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) as soon as practicable, but in any event within thirty (30) days of the beginning of each fiscal year (or on such later date as an annual operating plan, a statement of financial projections or a projected budget shall have been approved by the Board), an annual operating plan, a statement of financial projections and a projected budget approved by the Board for such fiscal year;

(d) with respect to the financial statements called for in subsection (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Information Rights Holder or any assignee of the Information Rights Holder may from time to time request; provided, however, that the Company shall not be obligated under this subsection (e) to provide information which it deems in good faith to be a trade secret or similar confidential information. In addition, the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information to investors who are deemed, in the good faith of the Board, to be direct competitors of the Company. Each Holder acknowledges that the information received by them pursuant to this Agreement is confidential and for its use only, and each Holder will not trade on the basis of such confidential information nor use such confidential information in any way in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than the Holder’s employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally.

(f) Notwithstanding anything to the contrary herein, the Company shall not be obligated under this Agreement (including under Sections 2.1(c), 2.1(e) or 2.2 hereof) to provide financial projections, projected budgets or other forward-looking information (collectively, “Projections”) to any holder of Series B-2 Preferred Stock or Series B-3 Preferred Stock, unless both (i) such holder of Series B-2 Preferred Stock or Series B-3 Preferred Stock obtains a right to receive such Projections in his, her or its capacity as an Information Rights Holder or otherwise and (ii) regardless of the existence of any such contractual right, the Company actually delivers any Projections to any holder of Series B-1 Preferred Stock that is a party to this Agreement, other than parties entitled to appoint members to the Board and other than parties with Board observer rights.

2.2 Inspection. The Company shall permit each Information Rights Holder, at such Information Rights Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Information Rights Holder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which the Board reasonably considers to be a trade secret or similar confidential information. In addition, the Company shall not be obligated under this Section 2.2 to provide information to investors who are deemed, in the good faith of the Board, to be direct competitors of the Company.

2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to the Information Rights Holders and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Holder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, a Major Holder includes Affiliates of a Major Holder. A Major Holder shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities directly or indirectly convertible into or exercisable for any shares of, any class of its capital stock (the “Shares”), the Company shall first make an offering of such Shares to each Major Holder in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (the “Notice”) to the Major Holders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b) Within twenty (20) calendar days after receipt of the Notice, the Major Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held by such Major Holder bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) (the Major Holder’s “Pro Rata Share”). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase its Pro Rata Share of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors.

(c) If all Shares that Major Holders are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in Subsection 2.4(b) hereof, the Company may, during the 60-day period following the expiration of the period provided in Subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Holders in accordance herewith.

(d) The right of first offer in this Section 2.4 shall not be applicable (i) to the issuance or sale of securities to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board (including at least three Preferred Directors, as such term is defined in the Restated Certificate), (ii) to or after consummation of a Qualified Public Offering, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities or in connection with a stock split, recapitalization, stock dividend or other ratable distribution of property or similar transaction approved by the Board (including at least three Preferred Directors), (iv) to the issuance of securities in connection with equipment leasing arrangements, bank financings, business acquisitions or mergers, joint ventures, licensing arrangements, research and development activity, arrangements regarding the distribution or manufacture of the Company’s products or services or other partnering arrangements which are not primarily for equity financing purposes and are approved by the Board (including at least three Preferred Directors), (v) to any securities of the Company outstanding as of the date hereof or securities issued in connection with the exercise or conversion thereof and (vi) to the issuance of securities pursuant to that certain Agreement and Plan of Reorganization by and among the Company, BoxTone and certain other parties thereto, dated on or about the date of this Agreement.

(e) The right of first offer set forth in this Section 2.4 may only be assigned or transferred in connection with a transfer that complies with the requirements of Section 1.11 of this Agreement.

2.5 Waivers. Each of the undersigned Existing Investors (on their own behalf and on behalf of all parties hereto) hereby irrevocably waives the right of first offer set forth in Section 2.4 of the Prior Agreement, and all related notice periods or notice rights, with respect to the issuance of Series C-1 Preferred Stock pursuant to the Purchase Agreement.

2.6 Indemnification Agreements. The Company shall enter into the Company’s standard form of indemnification agreement with each member of the Board promptly after each such member’s appointment to the Board.

2.7 D&O Insurance. The Company shall maintain after the Closing (as defined in the Purchase Agreement) Director and Officer Insurance in an appropriate amount as determined by the Board.

2.8 Board Expenses. The Company shall reimburse each non-employee member of the Board for all reasonable out-of-pocket expenses, including, but not limited to, travel and lodging for attending meetings of the Board (or committees thereof). Such reimbursement shall be paid within thirty (30) days of submission of written request for reimbursement providing reasonable detail as to the expenses for which reimbursement is sought.

2.9 Termination of Rights. The covenants set forth in Section 2.4, Section 2.6 and Section 2.7 shall terminate and be of no further force and effect immediately prior to the earlier of (a) sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public and (b) consummation of a Liquidation Event.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and holders of a majority of the Registrable Securities then outstanding; provided, however, that in the event that such amendment or waiver adversely affects the obligations or rights of any Investor who owns Series C-1 Preferred Stock in a different manner than the other Major Holders, such amendment or waiver shall also require the written consent of such affected Investor who owns Series C-1 Preferred Stock; provided, further, that in the event that such amendment or waiver adversely affects the obligations or rights of the holders of shares of Series C-2 Preferred Stock in a different manner than the other Major Holders, such amendment or waiver shall also require the written consent of the holders of a majority of the outstanding shares of Series C-2 Preferred Stock. A waiver of any term of Section 2.4 of this Agreement with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction; provided, further, that, in no event shall Section 2.4 of this Agreement be amended, nor shall a waiver of Section 2.4 of this Agreement apply to the holders of Series C-1 Preferred Stock unless the holders of at least a majority of the outstanding shares of Series C-1 Preferred Stock shall have consented to such amendment or waiver; and provided, further, that in no event shall Section 2.4 of this Agreement be amended, nor shall a waiver of Section 2.4 of this Agreement apply to the holders of Series C-2 Preferred Stock unless the holders of at least a majority of the outstanding shares of Series C-2 Preferred Stock shall have consented to such amendment or waiver.

3.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

3.11 Subsequent Investors. At such time as the Company shall duly and validly issue additional shares of Series C-1 Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement, originally dated as of April 15, 2013, as amended from time to time (the “Purchase Agreement”) to one or more third parties in a manner approved by the Board (a “Subsequent Preferred Holder”), each such Subsequent Preferred Holder may become a party to this Agreement without the need for any additional consent, approval, signature or other action of any party hereto by executing a counterpart signature page to this Agreement, in the form attached hereto as Exhibit A, indicating such person’s agreement to become bound by the provisions hereof and to accept the rights and obligations hereunder (upon the Company’s receipt of such signature page, such person shall be a “Subsequent Investor”). A Subsequent Investor shall be deemed a “New Investor” under this Agreement for any and all purposes and shall be added to Schedule A hereto as such. In addition, holders of Series C-2 Preferred Stock may become parties to this Agreement by executing a joinder agreement to this Agreement.

3.12 Arbitration. Any controversy between the parties hereto involving any claim arising out of or relating to the termination of this Agreement, will be submitted to and be settled by final and binding arbitration in Santa Clara County, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators chosen by the Company and the Investors. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

3.13 Prior Agreement. Upon the effectiveness of this Agreement, the parties hereto who are parties to the Prior Agreement hereby unconditionally waive, on behalf of themselves and all other parties thereto, any rights such parties thereto may have under the Prior Agreement. Such rights shall be superseded and replaced in their entirety by the rights granted under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Good Technology Corporation

By:	/s/ Christy Wyatt
Christy Wyatt,
President and Chief Executive Officer

Address:	430 N. Mary Avenue, Suite 200
Sunnyvale, CA 94085

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

Riverwood Capital Partners L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

By:	/s/ Chris Varelas
Name:	Chris Varelas
Title:	Managing Partner

Address:	c/o Riverwood Capital Management
70 Willow Road, Suite 100
Menlo Park, CA 94025

Riverwood Capital Partners (Parallel – A) L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

By:	/s/ Chris Varelas
Name:	Chris Varelas
Title:	Managing Partner

Address:	c/o Riverwood Capital Management
70 Willow Road, Suite 100
Menlo Park, CA 94025

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

Riverwood Capital Partners (Parallel – B) L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

By:	/s/ Chris Varelas
Name:	Chris Varelas
Title:	Managing Partner

Address:	c/o Riverwood Capital Management
70 Willow Road, Suite 100
Menlo Park, CA 94025

Saints Rustic Canyon, LP

By:	Saints Rustic Canyon LLC
Its:	General Partner

By:	/s/ Thomas Unterman
Name:	Thomas Unterman
Title:	Managing Director

Address:	100 Wilshire Blvd.,
Suite 200
Santa Monica, CA 90401

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

Oak Investment Partners X,
Limited Partnership

By:	Oak Associates X, LLC,
its General Partner

By:	/s/ Bandel L. Carano
Bandel L. Carano, Managing Member

Address:	525 University Avenue
Suite 1300
Palo Alto, CA 94301
Tel: (650) 614-3700
Fax: (650) 328-6345

Oak X Affiliates Fund,
Limited Partnership

By:	Oak X Affiliates, LLC,
its General Partner

By:	/s/ Bandel L. Carano
Bandel L. Carano, Managing Member

Address:	525 University Avenue
Suite 1300
Palo Alto, CA 94301
Tel: (650) 614-3700
Fax: (650) 328-6345

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

DRAPER FISHER JURVETSON FUND VI, L.P.

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Director

DRAPER FISHER JURVETSON PARTNERS VI, LLC

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Member

DRAPER ASSOCIATES, L.P.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	General Partner

DRAPER ASSOCIATES RISKMASTERS FUND III, L.L.C.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	General Partner

Address:	2882 Sand Hill Road
Suite 150
Menlo Park, CA 94025

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

DRAPER FISHER JURVETSON EPLANET VENTURES L.P.

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Director

DRAPER FISHER JURVETSON EPLANET VENTURES GMBH & CO. KG

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Director

DRAPER FISHER JURVETSON EPLANET PARTNERS FUND, LLC

By:	/s/ John Fisher
Name:	John Fisher
Title:	Managing Member

Address:	2882 Sand Hill Road
Suite 150
Menlo Park, CA 94025

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

Draper Fisher Jurvetson Growth Fund 2006, L.P.

By:	Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.,
its General Partner

By:	/s/ Barry Schuler
Name:	Barry Schuler
Title:	Director

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

By:	/s/ Barry Schuler
Name:	Barry Schuler
Title:	Authorized Member

Address:	2882 Sand Hill Road
Suite 150
Menlo Park, CA 94025

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

Meritech Capital Partners II L.P.

By:	Meritech Capital Associates II L.L.C.,
its General Partner

By:	Meritech Management Associates II L.L.C., a managing member

By:	/s/ Paul Madera
Paul Madera, a managing member

Meritech Capital Affiliates II L.P.

By:	Meritech Capital Associates II L.L.C.,
its General Partner

By:	Meritech Management Associates II L.L.C., a managing member

By:	/s/ Paul Madera
Paul Madera, a managing member

MCP Entrepreneur Partners II L.P.

By:	Meritech Capital Associates II L.L.C.,
its General Partner

By:	Meritech Management Associates II L.L.C., a managing member

By:	/s/ Paul Madera
Paul Madera, a managing member

Address:	245 Lytton Ave
Palo Alto, CA 94301

EXHIBIT A

COUNTERPART SIGNATURE PAGE

(SEE NEXT PAGE)

IN WITNESS WHEREOF, in connection with the undersigned’s purchase of shares of Preferred Stock of the Company (or options, warrants or other rights to acquire the same) the undersigned has executed this counterpart signature page to the Amended and Restated Investors’ Rights Agreement of Good Technology Corporation dated February 22, 2014 (the “Agreement”) pursuant to Section 3.11 of the Agreement as of the date written below. The undersigned hereby acknowledges and agrees to be bound by the provisions of the Agreement and to accept the rights and obligations thereunder.

INVESTORS:

RCV SBIC, LP

Dated: 03-18-14	By:	/s/ Thomas G. Morris
	Name:	Thomas G. Morris
	Title:	Director, Office of Liquidation

	Address:	1000 G Street, N.W., Suite 1100
Washington, D.C. 20005